SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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XM Satellite Radio Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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XM SATELLITE RADIO HOLDINGS INC.

1500 Eckington Place, N.E.

Washington, DC 20002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 27, 2004

To our stockholders:

On behalf of the Board of Directors of XM Satellite Radio Holdings Inc., it is my pleasure to invite you to the Company’s 2004 annual meeting of stockholders. The annual meeting will be held on May 27, 2004, at 9:00 a.m., local time, at the Hilton Washington, 1919 Connecticut Avenue, N.W., Washington, DC 20009. The annual meeting has been called for the following purposes:

1.	to consider and vote upon a proposal to elect ten directors of XM Satellite Radio Holdings Inc.;

2.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 9, 2004 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Gary M. Parsons

Chairman of the Board of Directors

Dated: April 20, 2004

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

XM SATELLITE RADIO HOLDINGS INC.

1500 Eckington Place, N.E.

Washington, DC 20002

Annual Meeting of Stockholders

May 27, 2004

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of XM Satellite Radio Holdings Inc. for use at our 2004 annual meeting of stockholders to be held on May 27, 2004, at 9:00 a.m., local time, at the Hilton Washington, 1919 Connecticut Avenue, N.W., Washington, DC 20009. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

We will pay the cost of all proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of XM Satellite Radio may solicit proxies by personal interview, telephone, facsimile and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. We may also make arrangements with brokerage firms, banks, custodians, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. We will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

This proxy statement and the enclosed proxy are first being mailed to our stockholders on or about April 20, 2004.

Voting and Revocability of Proxies

A proxy for use at the annual meeting and a return envelope are enclosed. Shares of XM Satellite Radio Holdings Inc.’s common stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting according to the instructions indicated in the proxy. If no instructions are indicated, the shares will be voted “FOR” approval of each proposal considered at the annual meeting. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. We are not aware of any other matters that are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, the persons named in the accompanying proxy will vote on such matter in their own discretion.

A stockholder who has given a proxy may revoke it at any time before its exercise at the annual meeting by (1) giving written notice of revocation to our Secretary, (2) properly submitting to us a duly executed proxy bearing a later date or (3) voting in person at the annual meeting. Unless revoked, the shares represented by each such proxy will be voted at the meeting and any adjournment or postponement of the meeting. Presence at the meeting of a stockholder who has signed a proxy but does not provide a notice of revocation or request to vote in person does not revoke that proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: XM Satellite Radio Holdings Inc., 1500 Eckington Place, N.E., Washington, DC 20002, Attention: Secretary.

Voting Procedure

All holders of record of our Class A common stock and Series C preferred stock at the close of business on April 9, 2004 will be eligible to vote at the annual meeting. Each holder of our Class A common stock is entitled to one vote for each proposal at the annual meeting for each share of Class A common stock held by such stockholder and each holder of our Series C preferred stock is entitled to 147 votes for each proposal at the annual meeting for each share of Series C preferred stock held by such stockholder. As of April 9, 2004, there were 191,926,381 shares of Class A common stock and 79,246 shares of Series C preferred stock outstanding.

The holders of a majority of the voting rights of the shares of Class A common stock and Series C preferred stock issued and outstanding and entitled to vote at the annual meeting, present in person or by proxy, will constitute a quorum at the annual meeting. A quorum must exist for the Company’s stockholders to vote on the proposals set forth in this proxy statement. Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting.

The affirmative vote of a plurality of the voting rights of the shares of Class A common stock and Series C preferred stock present or represented by Proxy at the Annual Meeting, voting together as a single class, is required to elect directors (Proposal 1).

Votes cast in person or by proxy at the annual meeting will be tabulated by the inspector of election appointed for the annual meeting, who will determine whether or not a quorum is present. Votes may be cast for, against or as abstentions. Abstentions will be counted for purposes of determining the shares present or represented at the annual meeting and entitled to vote. Accordingly, abstentions will not affect the proposal for election of directors (Proposal 1).

Broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker-dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which under such rules, typically include the election of directors and in some cases amendment of stock plans. Broker-dealers may not vote such shares on other matters without specific instructions from the customers who beneficially own such shares. Proxies signed and submitted by broker-dealers that have not been voted on matters described in the previous sentence are referred to as broker non-votes. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matters and, assuming the presence of a quorum, will not affect any of the proposals.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSAL SET FORTH IN THIS PROXY STATEMENT.

ELECTION OF DIRECTORS

(PROPOSAL 1)

The Board of Directors recommends the election as directors of the ten nominees listed below. The ten nominees, if elected, will hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Eight of the nominees are incumbent directors.

It is intended that shares represented by Proxies in the accompanying form will be voted “FOR” the election of the nominees named below unless a contrary direction is indicated. If at the time of the 2004 Annual Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

The following table sets forth the name and age of each nominee for director, indicating all positions and offices with our company currently held by the director.

Name	Age	Position
Gary M. Parsons(4)	53	Chairman of the Board of Directors

Hugh Panero(4)	48	President, Chief Executive Officer and Member, Board of Directors

Nathaniel A. Davis(1)(3)	50	Member, Board of Directors

Thomas J. Donohue(2)(3)	65	Member, Board of Directors

Thomas G. Elliott	62	Member, Board of Directors

George W. Haywood	51	Nominee, Board of Directors

Chester A. Huber, Jr.	49	Member, Board of Directors

Jarl Mohn	52	Nominee, Board of Directors

Pierce J. Roberts, Jr.(1)(2)(3)(4)	57	Member, Board of Directors

Jack Shaw(2)(3)	65	Member, Board of Directors

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating committee.
(4)	Member of the finance committee.

Set forth below are descriptions of the backgrounds and principal occupations of each of our directors and director nominees, and the period during which he or she has served as a director.

Gary M. Parsons has served as our Chairman of the Board of Directors since May 1997. Mr. Parsons was Chairman of the Board of Directors of Motient Corporation from March 1998 to May 2002. Mr. Parsons joined Motient in July 1996 and also served as its Chief Executive Officer and President. He serves on the board of Sorrento Networks Corporation and is Chairman and was previously Chief Executive Officer of Mobile Satellite Ventures L.P. Previously, Mr. Parsons was with MCI Communications Corporation where he served in a variety of roles from 1990 to 1996, including most recently as Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI’s subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of

Telecom*USA, which was acquired by MCI. Prior to the recruitment of Hugh Panero, Mr. Parsons served as our Chief Executive Officer.

Hugh Panero has served as a member of our Board of Directors and as President and Chief Executive Officer since June 1998. Mr. Panero has over 20 years experience building and managing entertainment distribution services. From 1993 to 1998, Mr. Panero served as President and Chief Executive Officer of Request TV, a national pay-per-view network owned by Liberty Media and Twentieth Century Fox. Prior to his employment with Request TV, Mr. Panero spent ten years with Time Warner Cable where he was part of the team that built the cable systems serving parts of Queens and Brooklyn, New York. Mr. Panero held various positions with Time Warner Cable, including Vice President, Marketing.

Nathaniel A. Davis has served as a member of our Board of Directors since October 1999 and is currently managing director of Rannd Advisors, Oakton, Virginia. Until May 2003, Mr. Davis was President and Chief Operating Officer and a member of the board of directors of XO Communications Inc., formerly Nextlink Communications Inc. XO Communications filed a petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code in June 2002 and completed its restructuring and emerged from Chapter 11 in January 2003. From October 1998 to December 1999, he was Executive Vice President of Nextel Communications where he had responsibility for the technical and engineering operations of Nextel’s nationwide switching and wireless communications network, billing and information technology systems. From August 1986 through September 1998, Mr. Davis served in a variety of senior engineering and finance roles at MCI, most recently as Senior Vice President and Chief Financial Officer of MCI Telecommunications. Mr. Davis serves on the board of directors of Mutual of America Capital Management Corporation.

Thomas J. Donohue has served as a member of our Board of Directors since October 1999. Mr. Donohue is President and Chief Executive Officer of the U.S. Chamber of Commerce, the world’s largest business federation, and has been active in national policy and non-profit operations for 30 years. From July 1984 through September 1997, Mr. Donohue served as President and Chief Executive Officer of the American Trucking Association. He serves on the board of directors of Qwest Communications International, Union Pacific Corporation, Sunrise Senior Living Corporation and Marymount University.

Thomas G. Elliott has served as a member of our Board of Directors since January 2003. Mr. Elliott is executive vice president, automobile operations and a director of American Honda Motor Co., Inc. Mr. Elliott became senior vice president, automobile operations of American Honda in 1986, and in 1988 was promoted to executive vice president and was named to the American Honda Board of Directors. He was appointed to the Honda North America Board of Directors in 1992. Additionally, Mr. Elliott is a member of the Board of Directors of Honda Performance Development, Inc., a subsidiary of American Honda, established to manage Honda’s Indy Racing League (IRL) and engine development program. Mr. Elliott is a director of American Honda Finance Corporation, a subsidiary of American Honda that provides financing for the lease and sale of Honda products in the United States, and a director of Honda Performance Development.

George W. Haywood has been a private investor from 1998 to the present. Mr. Haywood was the director of corporate and high yield bond investments at Moore Capital Management from 1994 to 1998, and prior to that Mr. Haywood held several positions with Lehman Brothers from 1982 to 1994, including Managing Director for corporate bond trading. He currently serves as a member of the Board of Directors for Advanced Bionutrition, a biotechnology company in Maryland, and PingTones, a Voice over Internet Protocol telecommunications company in New York. Mr. Haywood also serves as a member of the Board of Trustees for New School University in New York, New York and as a member of the Visiting Committee of Harvard College in Cambridge, Massachusetts.

Chester A. Huber, Jr. has served as a member of our Board of Directors since January 2002. Mr. Huber was named President of OnStar Corporation in December 1999 and was general manager of the OnStar Division of General Motors Corporation from June 1995 until December 1999. He has held a variety of engineering, operations and marketing roles in his 32-year career with General Motors, including general director of

Aftermarket Parts and Services, and general director of Sales, Marketing and Product Support for the Electro-Motive Division.

Jarl Mohn, who has also been known as Lee Masters since his days in radio, is a private investor with over 19 years experience in radio and currently manages The Mohn Family Foundation, a philanthropic entity he and his wife created in 2000. Previously, Mr. Mohn was the founding president and chief executive officer of Liberty Digital from January 1999 to April 2002. Prior to Liberty Digital, Mr. Mohn created E! Entertainment Television, serving as president and chief executive officer for E! from January 1990 to December 1998. Before founding E!, Mr. Mohn was executive vice president and general manager of MTV, a cable music television network. He currently serves as a member of the Board of Directors for E.W. Scripps Company, CNET, LodgeNet and The Game Show Network.

Pierce J. Roberts, Jr. has served as a member of our Board of Directors since August 2000. Mr. Roberts served as a Managing Director of AEA Investors from September 1999 through July 2003. Previously, he was with Bear Stearns from 1993 to 1998 where he was the head of the Telecom investment banking group. Prior to that, he was Managing Director at The Blackstone Group, Vice President-Corporate Development at BellSouth Corporation, and founder of his own corporate development business.

Jack Shaw has served as a member of our Board of Directors since May 1997. Mr. Shaw served as Chief Executive Officer of Hughes Electronics Corporation from January 2000 until his retirement in December 2003 and served as Chief Executive Officer and Chairman of Hughes Network Systems, Inc. from 1987 and 1988, respectively, through January 2000. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation and M/A-Com Telecommunications, Inc., which was acquired by Hughes Electronics Corporation in 1987. Mr. Shaw is a member of the Board of Directors of Guidant Corporation.

Director Designation Agreements

We have director designation agreements that contemplate election to our Board of Directors of members selected by each of General Motors and American Honda; the Chairman of the Board; a director who also serves as our President and Chief Executive Officer; and two directors of recognized industry experience and stature who are not affiliated with significant stockholders. Mr. Parsons is our Chairman of the Board; Mr. Panero is our President and Chief Executive Officer; Mr. Huber is the director selected by General Motors; and Mr. Elliott is the director selected by American Honda. Messrs. Davis and Donohue were appointed to our board as the two directors not affiliated with any significant stockholders. The director designation agreements will terminate upon unanimous consent of the parties.

Approval of Proposal

The affirmative vote of a plurality of the voting rights of the shares of Class A common stock and Series C preferred stock present or represented by Proxy at the Annual Meeting, voting together as a single class, is required to elect directors.

The Board of Directors recommends a vote FOR Proposal 1.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers. Officers are elected by and serve at the discretion of our Board of Directors.

Name	Age	Position
Stephen Cook	48	Executive Vice President, Sales, Marketing and Customer Operations
Joseph J. Euteneuer	48	Executive Vice President, Chief Financial Officer
Stelios Patsiokas	51	Executive Vice President, Engineering and Technology
Joseph M. Titlebaum	41	Executive Vice President, General Counsel and Secretary

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Messrs. Parsons and Panero, whose positions and backgrounds are described above.

Stephen Cook has served as our Senior Vice President, Sales and Marketing since February 1999 and was promoted to Executive Vice President, Sales, Marketing and Customer Operations in January 2002. Previously, Mr. Cook was Chief Operating Officer for Conxus Communications, where he successfully launched its portable voice messaging product, Pocketalk, in the top 12 United States markets. From 1990 to 1997, Mr. Cook held key management positions with GTE’s cellular operations, including VP of Marketing and President of the Southeast region. Prior to that time, Mr. Cook also spent five years in brand management with Procter & Gamble and has more than 15 years of experience with launching and marketing new consumer products.

Joseph J. Euteneuer has served as our Executive Vice President, Chief Financial Officer since June 2002. Previously, Mr. Euteneuer was Executive Vice President and Chief Financial Officer of Broadnet Europe, a subsidiary of Comcast Corporation, from 2000 to 2002. Mr. Euteneuer joined Comcast in 1989 and served as its Vice President & Corporate Controller prior to joining Broadnet Europe. Mr. Euteneuer is a certified public accountant.

Stelios Patsiokas has served as our Senior Vice President, Technology since October 1998 and was promoted to Executive Vice President, Engineering and Technology in January 2002. Previously, Dr. Patsiokas was with Motorola, Inc., where he served in a variety of consumer electronics design and development roles since 1979. Since 1996, Dr. Patsiokas was Director of Product Development, for Motorola’s Messaging Systems Product Group, where he was involved with developing the PageWriterTM 2000 two-way messaging device. Dr. Patsiokas holds over 28 United States patents.

Joseph M. Titlebaum has served as our Senior Vice President, General Counsel and Secretary since September 1998 and was promoted to Executive Vice President, General Counsel and Secretary in March 2003. From 1990 to 1998, Mr. Titlebaum was an attorney with the law firm of Cleary, Gottlieb, Steen & Hamilton. With a specialty in telecommunications ventures, Mr. Titlebaum has expertise in structuring, negotiating and implementing corporate finance and mergers and acquisitions transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information presented under “Principal Stockholders” and “Security Ownership of Directors and Executive Officers” below regarding beneficial ownership of the common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.

As of April 9, 2004, there were 191,926,381 shares of Class A common stock outstanding.

Principal Stockholders

The following table presents, as of April 9, 2004, information based upon our records and filings with the SEC regarding each person known to us to be the beneficial owner of more than 5% of our Class A common stock:

Beneficial Owners of More Than 5%:	Number of Class A Shares		Percentage of Total Class A Shares	Voting Percentage
The TCW Group, Inc. 865 Figueroa Street Los Angeles, CA 90017	30,524,980		15.9%	15.0%

American Honda Motor Co., Inc. 1919 Torrance Blvd. Torrance, CA 90501	24,999,234	(1)	13.0%	3.6%

General Motors Corporation 100 Renaissance Center 3031 West Grand Boulevard PO Box 100 Detroit, MI 48265-1000	16,533,922	(2)	8.6%	*

Eastbourne Capital Management, LLC 1101 Fifth Avenue Suite 160 San Rafael, CA 94901	16,266,260	(3)	8.5%	*

*	Less than 1%.
(1)	Includes 17,673,587 shares issuable upon conversion of 10% senior secured discount convertible notes due 2009 and 7,325,647 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends.
(2)	Includes 5,393,252 shares issuable upon conversion of Series A convertible preferred stock and 10,000,000 shares issuable upon exercise of a warrant issued in January 2003. Does not include any shares that may be issued in lieu of subscriber acquisition payments or as payment of interest since the number of shares issuable cannot be determined at the present time, depending both on future decisions as to whether or not we will issue such shares and on fair market values in the future.
(3)	Includes 9,649,783 shares owned by Black Bear Offshore Master Fund L.P., 5,988,334 shares owned by Black Bear Fund I, L.P., and 628,143 shares owned by Black Bear Fund II, L.L.C., each of which disclaims beneficial ownership of any shares not held directly by such entity.

Security Ownership of Directors and Executive Officers

The following table presents, as of April 9, 2004, information regarding the beneficial ownership of Class A common stock by each of our directors and executive officers named in the summary compensation table that appears below under the caption entitled “Executive Compensation and Other Information” and all of our directors and executive officers as a group:

Name	Number of Class A Shares Beneficially Owned		Percentage of Total Class A Shares
Directors and Named Executive Officers
Gary M. Parsons	848,168	(1)	*
Hugh Panero	978,796	(2)	*
Nathaniel Davis	80,257		*
Thomas R. Donohue	66,757		*
Thomas G. Elliott	—		*
George W. Haywood	6,012,500	(3)	3.1%
Chester A. Huber, Jr.	—		*
Jarl Mohn	500		*
Pierce J. Roberts, Jr.	120,312	(4)	*
Jack Shaw	36,757		*
Joseph J. Euteneuer	237,364	(5)	*
Stephen Cook	307,282	(6)	*
Stelios Patsiokas	337,226	(6)	*
All directors and executive officers as a group (14 persons)	9,383,777	(7)	4.9%

*	Less than 1%.
(1)	Does not include 705,833 shares issuable upon exercise of options that are not exercisable within 60 days. A trust for the benefit of Mr. Parsons’ minor children, of which Mr. Parsons’ spouse is the trustee, owns 16,179 shares and a minority membership interest in Columbia Capital. Mr. Parsons disclaims beneficial ownership of these interests.
(2)	Does not include 544,167 shares issuable upon exercise of options that are not exercisable within 60 days.
(3)	Includes 2,474,302 shares issuable upon conversion of 10% senior secured discount convertible notes due 2009. Includes 30,000 shares held by Mr. Haywood’s spouse and 9,000 shares held by Mr. Haywood’s children, of which Mr. Haywood disclaims beneficial ownership.
(4)	Includes 2,500 shares issuable upon conversion of Series B convertible preferred stock.
(5)	Does not include 333,333 shares issuable upon exercise of options that are not exercisable within 60 days.
(6)	Does not include 259,999 shares issuable upon exercise of options that are not exercisable within 60 days.
(7)	Does not include 2,360,074 shares issuable upon exercise of options that are not exercisable within 60 days.

Shareholders and Noteholders Agreement

We have entered into a shareholders and noteholders agreement with Clear Channel Investments, affiliates of Columbia Capital, Hughes Electronics, American Honda, affiliates of Madison Dearborn Partners, General Motors, DIRECTV and the investors that participated in our January 2003 financing transactions. Parties to the agreement who are holders of our 10% senior secured discount convertible notes due 2009 have consent rights similar to, but in addition to, those of our Series C preferred stock. As long as an aggregate of at least 50% of the original aggregate principal amount at maturity of the 10% senior secured discount convertible notes due 2009 continues to be held by the original noteholders, without the consent of greater than 50% of the noteholders, we are not able to: amend our charter and bylaws in a way that materially affects the rights of the noteholders; issue common stock in an amount that increases the amount outstanding on a fully diluted basis by 20% or more; take any action that would restrict our ability to honor the rights of the noteholders; take certain actions under the terms governing the notes issued in January 2003; issue securities that have a preference over the notes; incur indebtedness with financial or operational covenants; redeem or repurchase securities that are junior to or on a parity with the notes; enter into certain transactions with affiliates, merge or sell all or substantially all of our assets; or change the principal nature of our business. The parties to the shareholders and noteholders agreement also have the right to participate in any of our future private financings to the extent necessary to maintain their pro rata fully diluted ownership percentage. The shareholders and noteholders agreement will terminate upon unanimous consent of the parties.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has the authority to manage our business and affairs. Our Restated Bylaws and applicable law permit the Board to establish committees from among its members and delegate authority to these committees for various purposes. In addition, the Bylaws provide that the Board must annually appoint officers to manage the affairs of our company on a day to day basis as set forth in the Bylaws or as otherwise directed by the Board. All members of the Board of Directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. During the fiscal year ended December 31, 2003, there were a total of nine meetings held by the Board of Directors. In 2003, all director nominees serving on our Board other than Mr. Elliott attended 75% or more of all Board Meetings and all meetings of the committees on which they served.

Committees

The Board of Directors has established compensation, audit, nominating and finance committees. Each committee reports to the Board of Directors. The reports of each of the compensation committee and the audit committee to the Board of Directors are contained herein.

Compensation Committee. The compensation committee currently consists of Messrs. Donohue, Roberts and Shaw, each of whom is independent within the meaning of the rules of The Nasdaq Stock Market. The compensation committee is responsible for determining and paying compensation, salaries, annual bonuses, stock option grants and benefits to officers, directors and employees. A report of the compensation committee is included elsewhere in this proxy statement under the caption “Report of the Compensation Committee of the Board of Directors of XM Satellite Radio Holdings Inc. on Executive Compensation.” This report is not deemed filed with the SEC and is not incorporated by reference in any filing of our company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

Audit Committee. The audit committee, currently consisting of Messrs. Davis, James N. Perry, Jr. and Roberts, reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters. These matters include the selection and oversight of our internal and external auditors and review of our accounting books, records and policies, our procedures for addressing material risks, our financial statements, the appropriateness of our accounting principles and related party transactions. A report of the audit committee is included elsewhere in this proxy statement under the caption “Report of the Audit Committee of the Board of Directors of XM Satellite Radio Holdings Inc.” This report is not deemed filed with the SEC and is not incorporated by reference in any filing of our company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

Rules recently adopted by Nasdaq and the Securities and Exchange Commission impose strict independence requirements for all members of the audit committee. In addition to meeting Nasdaq’s tests for director independence generally, directors on audit committees must meet two basic criteria set forth in the SEC’s rules. First, audit committee members are barred from accepting—directly or indirectly—any consulting, advisory or other compensatory fee from the issuer or an affiliate of the issuer, other than in the member’s capacity as a member of the board and any board committee. The second basic criterion for determining independence provides that a member of an audit committee may not be an affiliated person of the issuer or any subsidiary of the issuer apart from his or her capacity as a member of the board and any board committee. The Board has determined that each member of the Audit Committee meets these independence requirements, in addition to the independence criteria established by Nasdaq for listed company board members generally. The Board has determined that each of the Audit Committee’s members qualifies as an audit committee financial expert, as that term is defined under the SEC rules.

Nominating Committee. The nominating committee, consisting of Messrs. Davis, Donohue, Roberts and Shaw, evaluates director nominee candidates and nominates individuals for election to the Board and to serve as committee members. Each member of this committee is independent within the meaning of the Nasdaq rules requiring members of nominating committees to be independent. This committee met one time during 2003. The nominating committee recommended the nominations of all of the individuals set forth in Proposal 1 of this proxy statement.

The nominating committee charter sets forth certain criteria for the committee to consider in evaluating potential director nominees. In order for the Board to have a substantial degree of independence from management, a majority of directors must be independent of management, in both fact and appearance, and must satisfy the independence criteria of The Nasdaq Stock Market. The nominating committee considers whether director candidates have relevant experience and monitors the mix of skills and experience of directors in order to assure that the Board has the necessary tools to perform its oversight function effectively. The committee evaluates potential candidates against these requirements and objectives.

The nominating committee relies primarily on recommendations from management and members of the Board to identify director nominee candidates. However, the committee will consider timely written suggestions from stockholders. Stockholders wishing to suggest a candidate for director nomination for the 2005 annual meeting should mail their suggestions to XM Satellite Radio Holdings Inc., 1500 Eckington Place, N.E., Washington, DC 20002, Attn: Secretary. Suggestions must be received by the Secretary of the Company no later than December 22, 2004.

The written charters governing the Audit Committee, the Compensation Committee and the Nominating Committee are posted on the Corporate Governance page of our website at http://www.xmradio.com. You may also obtain a copy of any of these documents without charge by writing to: XM Satellite Radio Holdings Inc., 1500 Eckington Place, N.E., Washington, DC 20002, Attn: Secretary.

Finance Committee. The finance committee, formed in January 2003, currently consists of Messrs. Panero, Parsons, Roberts, Perry and R. Steven Hicks. The finance committee reviews, evaluates and makes recommendations to the Board of Directors with respect to financing opportunities. Previously an ad hoc committee of our Board of Directors had performed this function, including in connection with our January 2003 financing.

Communicating with the Board

We invite shareholders and other interested parties to communicate any concerns they may have about our company directly and confidentially with the non-management directors as a group by writing to the Non-Management Directors, c/o Secretary, XM Satellite Radio Holdings Inc., 1500 Eckington Place, N.E., Washington, DC 20002.

Ethics

Our code of ethics sets forth our policies and expectations and applies to every XM director, officer and employee. Our code of ethics addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of our assets.

Our code of ethics is available on the Corporate Governance page of our website at http://www.xmradio.com. You may also obtain a copy of our code of ethics without charge by writing to: XM Satellite Radio Holdings Inc., 1500 Eckington Place, N.E., Washington, DC 20002, Attn: Secretary. Any additions or amendments to our code of ethics, and any waivers of our code of ethics for executive officers or directors, will be posted on the Corporate Governance page of the Company’s website and similarly provided without charge upon written request to this address.

Director Compensation

In 2003, our independent directors (as determined under our director designation agreement) received retainer fees of $2,500 per quarter. In addition, these independent directors received $2,000 for every meeting attended in person and $500 for every meeting attended telephonically. Independent directors also received $3,000 per year for each board committee on which they serve and $5,000 for serving as the chairman of the Audit Committee.

We also reimbursed reasonable travel expenses incurred in connection with attendance at board meetings. In May 2003, we granted each non-employee director an immediately exercisable ten-year option to purchase 10,000 shares of our Class A common stock at $10.30 per share. Messrs. Elliott, Huber and Shaw elected to forego receipt of these options.

In 2004, our independent directors (as determined by our Board of Directors) will receive an annual retainer fee of $15,000, $2,000 for every meeting attended in person and $500 for every meeting attended telephonically. We will also reimburse reasonable travel expenses incurred in connection with attendance at board meetings. Independent directors receive $5,000 per year for each board committee on which they serve, $10,000 for serving as the chair of a committee and $15,000 for serving as the chair of the Audit Committee. In March 2004, we granted each non-employee director an immediately exercisable ten-year option to purchase 10,000 shares of our Class A common stock at $27.11 per share. Messrs. Elliott and Huber elected to forego receipt of these options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with General Motors and OnStar

Distribution Agreement

Distribution of XM Radio through the new automobile market is central to our business strategy. Since June 1999, we have been a party to a long-term distribution agreement with OnStar Corporation, a subsidiary of General Motors, providing for the installation of XM radios in General Motors vehicles. During the term of the agreement, which runs for 12 years from commencement of our commercial operations in November 2001, General Motors has agreed to distribute our service to the exclusion of other satellite digital radio services that broadcast in the S-Band. General Motors will factory-install XM radios, purchased exclusively from our authorized manufacturers, in certain new General Motors vehicles and not install any radios that receive broadcasts by Sirius Radio, our primary competitor, as the only satellite radio service. We will have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-General Motors vehicles that are sold for use in the United States. General Motors currently offers XM Radio in 43 vehicle lines of the 2004 model year, including passenger cars, light trucks and SUVs. General Motors factory installs the XM Radio option in Buick, Cadillac, Chevrolet, GMC, Pontiac and Saturn brand vehicles.

We have agreed to make significant payments to General Motors for serving as a distributor of XM Radio. Annual fixed payment obligations range from approximately $10 million to approximately $130 million through 2009, aggregating approximately $397 million. As described below under the heading “—Financing Agreements,” we issued to OnStar a 10% Senior Secured Convertible Note due 2009 with an aggregate principal amount of approximately $89 million in lieu of making approximately $115 million in payments to OnStar otherwise due in 2003 through 2006. We prepaid this note in February 2004, net of amounts converted into Class A common stock. In order to encourage the broad installation of XM radios, we have agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service within 12 months of purchasing a General Motors vehicle equipped with an XM radio. We must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios. We will also make available to General Motors a limited amount of bandwidth for audio and/or data transmission by General Motors to owners of General Motors vehicles equipped with XM radios. The distribution agreement was amended in June 2002, January 2003 and January 2004 to clarify certain terms in the agreement, including extending the dates when certain initial payments are due to GM, confirming the date of our commencement of commercial operations (November 2001), and providing that we may make certain payments to GM in the form of indebtedness or shares of our Class A common stock.

This agreement is subject to renegotiation if, four years after the commencement of commercial operations (November 2005) and at two-year intervals thereafter, General Motors does not achieve and maintain specified installation levels, starting with 1.24 million units after four years and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to our share of the satellite digital radio market. There can be no assurance as to the outcome of any such renegotiations. General Motors’ exclusivity obligations will discontinue if, four years after we commenced commercial operations and at two-year intervals thereafter, our mobile aftermarket share falls below 40% if there are two satellite radio providers in the United States, or below 33% if there are three satellite radio providers in the United States.

In February 2000, we signed an agreement with Sirius Radio to develop a unified standard for satellite radios, which will facilitate the ability of consumers to purchase one radio capable of receiving both companies’ services. In accordance with the terms of the agreement, we expect to work with General Motors to integrate the new standard under the terms of the distribution agreement with General Motors. The agreement with General Motors provides that if General Motors elects to install radios that are capable of receiving broadcasts from other satellite radio providers, in the absence of any regulatory requirements to do so, we may seek to renegotiate the distribution agreement. If the FCC requires the installation of interoperable radios, we will renegotiate the distribution agreement on mutually acceptable terms.

Financing Agreements

In January 2003, we entered into a series of transactions to defer or provide for the financing of various payments to GM and OnStar concurrently with new investors investing a total of $225 million in our company.

OnStar Note. In lieu of making $114,972,000 of annual fixed payment obligations under the distribution agreement for 2003 through 2006, we issued to OnStar a 10% Senior Secured Convertible Note due December 31, 2009 with a principal amount of $89,042,000. We and XM Satellite Radio Inc. were co-obligors on the OnStar note. Interest on the note, due semiannually, was payable, at our option in cash or shares of our Class A common stock having an aggregate fair market value equal to the amount of interest due. The fair market value is based on the average daily trading prices of the Class A common stock over the ten business days prior to the day the interest payment is due.

OnStar was able to convert the note into shares of Class A common stock pursuant to a vesting schedule so that on each date prior to and including December 31, 2006 that we would have been obligated to make scheduled guaranteed payments under the distribution agreement, a pro rata portion of the OnStar note corresponding to the scheduled guaranteed payment would become convertible at the option of OnStar at a conversion price equal to 90% of the fair market value of a share of Class A common stock (calculated as described above) on the vesting date; provided that, the conversion price will be not less than $5 per share nor greater than $10 per share during 2003, not less than $5 per share nor greater than $15 per share during 2004, and not less than $5 per share nor greater than $20 per share thereafter.

Under the terms of the OnStar note, we were subject to restrictive covenants that are substantially similar to the voting provisions in our shareholder and noteholder agreement. These covenants limited our ability to pay dividends and make other types of restricted payments, incur indebtedness, enter into transactions with our affiliates, use proceeds from certain asset sales and enter into sale and leaseback transactions. We were also required to offer to repurchase the OnStar note at a purchase price equal to 101% of the principal amount upon a change of control.

The OnStar note was equal in right of payment to, and secured by substantially all of our assets on a shared basis with, our other senior secured indebtedness. XM Satellite Radio Inc.’s subsidiary, XM Equipment Leasing LLC, guarantees our obligations under the OnStar note.

We prepaid in full the unvested portion of the OnStar note in February 2004, at which time OnStar converted the vested portion.

GM Credit Facility. General Motors has provided us with a $100.0 million Senior Secured Credit Facility, maturing in December 2009, that enables us to make monthly draws to finance payments that become due under the distribution agreement and other GM payments. We amended this facility in January 2004 to permit us to repay and reborrow under the facility and reduce the interest rate from a rate of 10% over LIBOR to 8% over LIBOR. We and XM Satellite Radio Inc. are co-borrowers under this credit facility. We had drawn $52.8 million under this facility as of December 31, 2003 and intend to repay the amount drawn with the proceeds of our recent senior secured notes offering. We expect the outstanding balance actually to be paid to be greater than $52.8 million. The outstanding principal amount of all draws will be due December 31, 2009 and bear interest at LIBOR plus 8%. We will be able to make interest payments semi-annually in shares of Class A common stock having an aggregate fair market value at the time of payment equal to the amount of interest due. The fair market value will be based on the average daily trading prices of the Class A common stock over the ten business days prior to the day the interest payment is due. We have the option to prepay all draws in cash in whole or in part at any time and re-borrow any prepaid amounts. Beginning in 2005, we will be required to prepay the amount of any outstanding advances in an amount equal to the lesser of (i) 50% of our excess cash and (ii) the amount necessary to prepay the draws in full.

In order to make draws under the credit facility, we are required to have a certain minimum number of subscribers that are not originated by GM and a minimum pre-marketing cash flow.

This credit facility is equal in right of payment to, and secured by substantially all of our assets on a shared basis with, our other senior secured indebtedness. XM Satellite Radio Inc.’s subsidiary, XM Equipment Leasing LLC, guarantees our and XM Satellite Radio Inc.’s obligations under this credit facility.

As consideration for GM entering into the credit facility, we issued to GM a warrant to purchase 10 million shares of our Class A common stock at an exercise price equal to $3.18 per share. The GM warrant is fully vested and expires after five years.

Subscriber Acquisition Payments. Under the distribution agreement, we are required to make a subscriber acquisition payment to OnStar for each person who becomes and remains an XM subscriber through the purchase of a GM vehicle. We are now able to make up to $35.0 million in such subscriber acquisition payments semiannually in shares of our Class A common stock, valued at fair market value at the time of payment.

Other Transactions

We have granted to OnStar a certain amount of time to use our studios on an annual basis. In addition, we have agreed to provide certain of our audio content for distribution on OnStar’s telematics services. We also have a director designation agreement with GM, which is described under the heading “Management—Director Designation Agreements.”

January 2003 Private Placement

In January 2003, we completed a private placement of $279.3 million aggregate principal amount at maturity of 10% Senior Secured Discount Convertible Notes due 2009, jointly issued by us and XM Satellite Radio Inc. Hughes Electronics purchased $13.3 million aggregate principal amount at maturity of notes; Black Bear Offshore Master Fund Ltd., $33.2 million; affiliates of Eastbourne Capital Management LLC (other than Black Bear Offshore Master Fund Ltd.), $17.0 million; George Haywood, $9.3 million; American Honda, $66.5 million; AEA XM Investors IA LLC, $1.1 million; AEA XM Investors IIA LLC, $9.1 million; Columbia Capital Equity Partners II (QP), L.P., $4.1 million; Columbia XM Radio Partners, LLC, $4.5 million; Columbia Capital Equity Partners III (QP), L.P., $1.5 million; and Columbia XM Satellite Partners III, LLC, $1.3 million.

Interest on the notes is payable semiannually and accretes through December 31, 2005, so that at that date, the aggregate accreted value of the notes will be $279.3 million. Beginning June 30, 2006, interest will be payable semiannually in arrears in cash or by the issuance of additional notes on the same terms as these notes. If all interest is paid in additional notes, the notes would aggregate $412.6 million when they matured in December 2009. At any time, a holder of notes may convert all or part of the accreted value of its notes at a conversion price of $3.18 per share.

We are not able to prepay or redeem the notes. Beginning four years after the issuance of the notes, we will be able to convert all, but not less than all of the notes at the conversion price if: (i) shares of our Class A common stock have traded on The Nasdaq National Market or a national securities exchange for the previous 30 trading days at 200% of the conversion price, (ii) we have reported earnings before interest income and expense, other income, taxes, depreciation (including amounts related to research and development) and amortization greater than $0 for the immediately preceding quarterly period for which we report our financial results, (iii) immediately following such conversion, the aggregate amount of our and our subsidiaries’ indebtedness is less than $250 million, and (iv) no shares of our Series C preferred stock remain outstanding.

Under the terms of the notes, we are subject to restrictive covenants that are substantially similar to the voting provisions in our shareholder and noteholder agreement. These covenants limit our ability to pay dividends and make other types of restricted payments, incur indebtedness, enter into transactions with our affiliates, use proceeds from certain asset sales and enter into sale and leaseback transactions. We are also required to offer to repurchase the notes at a purchase price equal to 101% of the principal amount upon a change of control.

The notes are equal in right of payment to, and secured on a shared basis with XM Satellite Radio Inc.’s 12% Senior Secured Notes due 2010 and 14% Senior Secured Discount Notes due 2009 and our indebtedness under the GM credit facility. The notes are secured by substantially all of our assets. XM Satellite Radio Inc.’s subsidiary, XM Equipment Leasing LLC, guarantees our and XM Satellite Radio Inc.’s obligations under the notes.

In connection with this transaction, R. Steven Hicks and Thomas G. Elliott joined our board of directors. We issued to Mr. Hicks a warrant to purchase 900,000 shares of our Class A common stock at an exercise price of $3.18 per share.

Operational Agreements

Bandwidth. We have agreed to make 128.0 kilobits per second of our bandwidth available to OnStar Corporation under our distribution agreement with OnStar for audio and data transmissions to owners of XM-enabled GM vehicles, regardless of whether they are XM subscribers. We can use the bandwidth until it is actually used by OnStar. OnStar’s use of our bandwidth must be in compliance with applicable laws, must not compete or adversely interfere with our business, and must meet our quality standards. We have also granted to OnStar a certain amount of time to use our studios on an annual basis. In addition, we will provide certain of our audio content for distribution on OnStar’s telematics services.

We have agreed to make a certain amount of our bandwidth available to American Honda. We can use the bandwidth until it is actually used by American Honda. American Honda’s use of our bandwidth must be in compliance with applicable laws, must not compete or adversely interfere with our business, and must meet our quality standards. This agreement remains in effect so long as American Honda holds a certain amount of its investment in us. We believe that this allocation of our bandwidth to affiliates will not adversely affect our ability to provide the XM Radio service.

Programming, Advertising and Other Services. We have business arrangements with certain entities that were affiliates during 2003. Clear Channel Communications provides certain programming services to us. We have a sponsorship agreement with Clear Channel Entertainment to advertise our service at Clear Channel Entertainment concerts and venues. Premiere Radio Networks, a subsidiary of Clear Channel Communications, has in the past served as one of our advertising sales representatives. We also run advertisements on a spot and network basis on radio stations owned by Clear Channel. DIRECTV has provided consulting services in connection with the development of our customer care center and billing operations.

Registration Rights Agreement

Under a registration rights agreement with Clear Channel Investments, Columbia Capital, Hughes Electronics, American Honda, Madison Dearborn Partners, General Motors, DIRECTV and the investors that participated in our January 2003 financing transactions, we have filed registration statements covering the Class A common stock underlying the securities issued to these parties and other investors. Most of these investors are subject to securities law restrictions in selling our securities without an effective registration statement in place. A party to the registration rights agreement will cease to have registration rights at such time that its securities are subject to an effective registration statement, or may be sold under Rule 144(k) under the Securities Act of 1933, as amended, or without restriction under Rule 144 of the Securities Act. These parties may have additional rights to demand registration, subject to certain exceptions.

Shareholders and Noteholders Agreement

We have entered into a shareholders and noteholders agreement with Clear Channel Investments, affiliates of Columbia Capital, Hughes Electronics, American Honda, affiliates of Madison Dearborn Partners, General Motors, DIRECTV and the investors that participated in our January 2003 financing transactions, which is further described above under the caption “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters—Shareholders and Noteholders Agreement.”

Director Designation Agreements

We have entered into director designation agreements under which members selected by General Motors and American Honda have been elected to our Board of Directors. These provisions are described above under the caption “Election of Directors—Director Designation Agreements.”

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth the compensation paid to our Chief Executive Officer, our Chairman and each of our other three most highly compensated executive officers for 2003, referred to collectively as the named executive officers:

Summary Compensation Table

Name and Principal Position(s)	Year	Annual Compensation						Long-Term Compensation Awards
		Salary		Bonus		Other(1)		Class A Shares Underlying Options
Gary Parsons Chairman	2001 2002 2003	$	— — 250,000	425,520 500,000 500,000	(2)	$	— — —	267,500 182,500 400,000	(3)

Hugh Panero President and Chief Executive Officer	2001 2002 2003		340,000 400,000 412,000	354,600 300,000 412,000	(2)		20,948 5,153 4,500	267,570 332,500 350,000	(3)

Stelios Patsiokas Executive Vice President, Engineering and Technology	2001 2002 2003		240,000 264,708 271,920	144,000 116,160 122,799	(2)		5,100 5,500 5,500	100,000 80,000 200,000	(3)

Stephen Cook Executive Vice President, Sales, Marketing and Customer Operations	2001 2002 2003		262,000 288,200 296,846	137,550 115,280 125,150	(2)		45,769 5,500 5,500	75,000 80,000 200,000	(3)

Joseph J. Euteneuer Executive Vice President, Chief Financial Officer	2001 2002 2003		— 170,207 342,207	— 230,000 134,008	(4)		— 41,920 20,759	— 250,000 200,000	(3)

(1)	“Other” compensation includes stock grants, moving expenses, health club memberships, 401(k) plan contributions and other taxable expenses.
(2)	Paid in shares of Class A common stock on April 7, 2003 at $6.04 per share, net of tax withholding charges and 401(k) contributions.
(3)	In February 2004, we granted options to purchase an aggregate of 300,000 shares at an exercise price of $22.00 per share to certain of the named executive officers. These options expire on February 18, 2014. We also granted an option to purchase 200,000 shares to Mr. Panero in February 2004 at an exercise price of $22.00 per share, which expires on February 18, 2014, and an option to purchase 250,000 shares to Mr. Parsons at an exercise price of $22.00 per share, which expires on February 18, 2014.
(4)	Includes a $100,000 signing bonus in accordance with Mr. Euteneuer’s employment agreement and $130,000 paid in shares of Class A common stock on April 7, 2003 at $6.04 per share, net of tax withholding charges and 401(k) contributions.

Employment Agreements

Chairman of the Board. Gary Parsons is employed as our Chairman of the Board of Directors for a term of three years under an employment agreement effective July 1, 2001 and amended March 20, 2003. His employment agreement calls for Mr. Parsons to receive a base salary of at least $250,000. In future years, Mr. Parsons’ base salary and bonus will be determined by the

Compensation Committee.

Under Mr. Parsons’ employment agreement and pursuant to the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan, on March 20, 2003 we granted to Mr. Parsons a 10-year option to purchase 400,000 shares of Class A common stock at an exercise price of $5.34 per share. This option vests in equal installments on each of the first, second and third anniversaries of the date of grant, subject to acceleration under certain conditions. In addition, Mr. Parsons may not sell shares issued upon exercise of this option until the first to occur of: (i) the average closing price of the Class A common stock over the prior twenty trading days equaling or exceeding $10, or (ii) seven years having elapsed since the date of grant.

In the event of termination of Mr. Parsons’ employment without cause or if Mr. Parsons resigns for good reason, including a change of control, we will continue to pay Mr. Parsons’ base salary, if any, and discretionary bonus and will continue to make available all applicable benefits for two years from the date of termination. In addition, all options granted to Mr. Parsons would vest immediately and remain exercisable for eighteen months. If we offer to renew Mr. Parsons’ employment agreement but his employment nevertheless terminates, all vested options, including those scheduled to vest on July 1, 2004, will remain exercisable for three months but all other non-vested options would be forfeited. If we do not offer to renew Mr. Parsons’ employment agreement, all options previously granted will vest immediately and remain exercisable for eighteen months. Mr. Parsons is entitled to reimbursement for any excise taxes incurred by him on payments made by us to him in connection with a change of control.

Mr. Parsons’ employment agreement restricts him from engaging in any business in the United States that resembles or competes with our company for a period of one year following termination of his employment.

President and Chief Executive Officer. Hugh Panero is employed as our President, Chief Executive Officer and member of the Board of Directors for a term of three years under an employment agreement effective June 1, 2001 and amended March 20, 2003. Under his employment agreement, Mr. Panero will receive a base salary of $428,480 in 2004, subject to increase from time to time by our Board of Directors. In future years, Mr. Panero’s base salary and bonus will be determined by the Compensation Committee.

Under Mr. Panero’s employment agreement and pursuant to the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan, on March 20, 2003 we granted to Mr. Panero a 10-year option to purchase 350,000 shares of Class A common stock at an exercise price of $5.34 per share. This option vests in equal installments on each of the first, second and third anniversaries of the date of grant, subject to acceleration under certain conditions. In addition, Mr. Panero may not sell shares issued upon exercise of this option until the first to occur of: (i) the average closing price of the Class A common stock over the prior twenty trading days equaling or exceeding $10, or (ii) seven years having elapsed since the date of grant.

In the event of termination of Mr. Panero’s employment without cause or if Mr. Panero resigns for good reason, including a change of control, we will continue to pay Mr. Panero’s base salary and pro-rated leadership bonus and will continue to make available all applicable benefits for two years from the date of termination. We will also pay to Mr. Panero a pro-rated discretionary bonus, based on the percentage of base salary awarded as a discretionary bonus in the previous year, for the portion of the year prior to termination. In addition, all options granted to Mr. Panero would vest immediately and remain exercisable for eighteen months. If we offer to renew Mr. Panero’s employment agreement but his employment nevertheless terminates, all vested options, including those scheduled to vest on June 1, 2004, will remain exercisable for three months but all other non-vested options would be forfeited. If we do not offer to renew Mr. Panero’s employment agreement, all options previously granted will vest immediately and remain exercisable for eighteen months. Mr. Panero is entitled to reimbursement for any excise taxes incurred by him on payments made by us to him in connection with a change of control.

Mr. Panero’s employment agreement restricts him from engaging in any business in the United States that resembles or competes with our company for a period of one year following termination of his employment.

Chief Financial Officer. Joseph J. Euteneuer is employed as Executive Vice President, Chief Financial Officer under an employment agreement effective June 21, 2002. His employment agreement provides for a signing bonus of $100,000 and an annual base salary of $325,000 for the first year, $357,500 in the second year and $393,250 in the third year, subject to increase from time to time by our Board of Directors. Mr. Euteneuer is eligible for a discretionary annual bonus to be determined by the Board of Directors according to Mr. Euteneuer’s personal job performance and mutually agreed upon corporate goals and objectives. The bonus target guideline is 40% of Mr. Euteneuer’s annual base salary. In connection with signing his employment agreement, Mr. Euteneuer also received 50,000 restricted shares of our Class A common stock, 25,000 of which vested on January 1, 2003 and 25,000 of which vested on January 1, 2004.

Under Mr. Euteneuer’s employment agreement and pursuant to the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan, on June 21, 2002, we granted to Mr. Euteneuer a 10-year option to purchase 200,000 shares of Class A common stock at an exercise price of $6.55 per share. One half of these options vested on the date of grant, and one sixth will vest on each of the first, second and third anniversaries of the date of grant, subject to acceleration under certain conditions.

In the event of termination of Mr. Euteneuer’s employment without cause or if Mr. Euteneuer resigns for good reason, including a change of control, we will continue to pay Mr. Euteneuer’s base salary and will continue to make available all applicable benefits for one year from the date of termination. We will also pay to Mr. Euteneuer a discretionary bonus, based on the percentage of base salary awarded as a discretionary bonus in the previous year. In addition, all options granted to Mr. Euteneuer would vest immediately and remain exercisable for eighteen months. If we do not offer to extend Mr. Euteneuer’s employment beyond the end of its term on terms no less favorable than those of his current employment agreement and Mr. Euteneuer’s employment terminates, we will continue to pay Mr. Euteneuer’s then current base salary and make available all applicable benefits for one year from the date of termination. If Mr. Euteneuer’s employment terminates at the end of its term, all vested options, including those scheduled to vest on June 21, 2005, will remain exercisable for eighteen months but all other non-vested options would be forfeited.

Mr. Euteneuer’s employment agreement restricts him from engaging in any business in the United States that resembles or competes with our company for a period of one year following termination of his employment.

Stock Plans

1998 Shares Award Plan

In 1998, our board of directors adopted a 1998 Shares Award Plan for employees, consultants and non-employee directors. The plan is administered by the board’s compensation committee.

We can grant options, stock appreciation rights, restricted stock, phantom shares or other stock-based awards under the plan. The aggregate number of shares of our Class A common stock with respect to which awards may be granted under the shares award plan is 25,000,000 shares. We may not grant awards of more than 1,000,000 shares of our common stock to any participant in any calendar year. Options granted under the shares award plan may be either incentive or non-incentive stock options within the meaning of the Internal Revenue Code. Each option will be exercisable in whole or in installments, as determined at the time of grant. The term of any option granted may not be more than 10 years from the date of grant. Stock appreciation rights may be granted in tandem with another award, in addition to another award or unrelated to any other award.

Employee Stock Purchase Plan

We have an employee stock purchase plan that provides for the issuance of 1,000,000 shares of Class A common stock.

Talent Option Plan

We have an incentive compensation plan known as the “XM Talent Option Plan” that permits the grant of nonqualified stock options. This plan became effective on May 31, 2000 and a total of 500,000 shares of Class A common stock have been reserved for issuance under this plan.

The purpose of the Talent Option Plan is to promote the success and enhance the value of our company by attracting selective talent in a competitive market where equity-based awards such as stock options have become commonplace. The Talent Option Plan is available to non-employee service providers to our company and is administered by the Talent Option Committee.

Each option will be exercisable in whole or in installments, as determined at the time of grant. The term of any option granted may not be more than 10 years from the date of grant. If we engage in a corporate transaction, which consists of a merger, a consolidation, a dissolution, a liquidation, or a sale of all or substantially all of our assets, then the holder of an outstanding award will have the right immediately prior to the effective date of the transaction to exercise such awards without regard to any installment provision regarding exercisability. All such awards that are not so exercised will be forfeited as of the effective time of the transaction. If we have had a change of control, each participant will be entitled to receive an equivalent award. An equivalent award is defined as a continuation of the awards, an agreement by the person acquiring us to honor or assume the award, or the substitution of a new award with an inherent value at least equivalent to the original award, and on terms at least as beneficial to the participant as is the original award. If it is not possible to grant such an equivalent award, we may grant a cash equivalent, calculated as described in the Talent Option Plan. If the participant’s service with us is terminated by reason of involuntary termination within one year following the change of control, the equivalent award may be exercised in full beginning on the date of such termination.

Stock Option Grants in 2003

The following table sets forth information as of December 31, 2003 concerning the stock options we granted to named executive officers under the 1998 Shares Award Plan in 2003.

	Individual Grants				Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Stock Term
	Number of Common Shares Underlying Option Granted	Percent of Total Options Granted to Employees	Exercise Price Per Share	Expiration Date	5%	10%
Gary Parsons	400,000	6.8%	$5.34	3/20/2013	$1,343,319	$3,404,234
Hugh Panero	350,000	6.0%	$5.34	3/20/2013	1,175,404	2,978,705
Stephen Cook	200,000	3.4%	$5.34	3/20/2013	671,659	1,702,117
Stelios Patsiokas	200,000	3.4%	$5.34	3/20/2013	671,659	1,702,117
Joseph Euteneuer	200,000	3.4%	$5.34	3/20/2013	671,659	1,702,117

Stock Option Exercises in 2003

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2003 and the number of shares of Class A common stock subject to exercisable and unexercisable stock options held as of December 31, 2003 by each of the named executive officers. Value at fiscal year end is measured as the difference between the exercise price and the fair market value at close of market on December 31, 2003, which was $26.29.

Aggregate Option Exercises in 2003 and Values at December 31, 2003

	Number of Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options December 31, 2003
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gary Parsons	—	—	628,403	589,167	$7,529,066	$11,188,083
Hugh Panero	—	—	656,737	660,833	9,108,282	11,308,942
Stephen Cook	—	—	180,181	278,333	2,293,263	4,982,667
Stelios Patsiokas	—	—	196,847	286,667	2,419,930	5,046,000
Joseph Euteneuer	—	—	173,257	276,743	3,420,100	5,704,900

Equity Compensation Plan Information

The following table sets forth aggregate information with respect to the equity compensation plans approved and not approved by our security holders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	13,399,293	$10.98	12,600,707
Equity compensation plans not approved by security holders(2)	291,500	$8.57	208,500
Total	13,690,793	$10.93	12,809,207

(1)	Consists of the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan and the XM Satellite Radio Holdings Inc. Employee Stock Purchase Plan.
(2)	Consists of the XM Talent Option Plan.

Bonus Compensation Plan

In 2004, we adopted the 2004 XM Radio Bonus Compensation Program. This program applies to all employees eligible for an annual bonus. Under the program, bonuses are based on operating targets in certain categories, including subscriber growth, revenues and control of expenses. Bonuses for 2004 are to be paid in cash during the first quarter of 2005.

Report of the Compensation Committee of the

Board of Directors of XM Satellite Radio Holdings Inc.

on Executive Compensation

This report, as well as the performance graph on page 25, are not soliciting materials, are not deemed filed with the SEC and are not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

The Compensation Committee is charged with making decisions with respect to the compensation of the Company’s executive officers and administering the Company’s 1998 Shares Award Plan and Employee Stock Purchase Plan. No member of the Compensation Committee is an employee of the Company. During 2003, the Compensation Committee consisted of Messrs. Donohue, Randall Mays, Shaw and Huber. The Compensation Committee currently consists of Messrs. Donohue, Roberts and Shaw.

The Compensation Committee of the Board of Directors has prepared the following report on the Company’s policies with respect to the compensation of executive officers for the fiscal year ended December 31, 2003.

Compensation Policies Toward Executive Officers

The compensation policies of the Company are designed to:

(1)	attract, motivate and retain experienced and qualified executives,
(2)	increase the overall performance of the Company,
(3)	increase stockholder value, and
(4)	increase the performance of individual executives.

The Compensation Committee seeks to provide competitive salaries based upon individual performance together with annual cash bonuses awarded based on the Company’s overall performance relative to corporate objectives, taking into account individual contributions, teamwork and performance levels. In addition, it is the policy of the Company to grant stock options to executives upon their commencement of employment with the Company and periodically thereafter in order to strengthen the alliance of interest between such executives and the Company’s stockholders and to give executives the opportunity to reach the top compensation levels of the competitive market depending on the Company’s performance, as reflected in the market price of the common stock.

The following describes in more specific terms the elements of compensation that implement the Compensation Committee’s compensation policies, with specific reference to compensation reported for 2003.

Base Salaries. Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at peer public companies in the Company’s geographic region. Base salaries for executive officers are reviewed annually by the Compensation Committee based upon, among other things, individual performance and responsibilities.

Annual salary adjustments are recommended by the Chief Executive Officer by evaluating the performance of each executive officer after considering new responsibilities and the previous year’s performance. The Compensation Committee performs the same review of the performance of the Chief Executive Officer. Individual performance ratings take into account such factors as achievement of specific goals that are driven by the Company’s strategic plan and attainment of specific individual objectives. The factors affecting base salary levels are not assigned specific weights but are subject to adjustments by the Compensation Committee.

Bonuses. The Company’s annual bonuses to its executive officers are based on both corporate and individual performance, as measured by reference to factors that reflect objective performance criteria over which management generally has the ability to exert some degree of control. These corporate performance factors consist of subscriber, revenue and earnings targets established in the Company’s annual budget. Bonuses for 2003, which were paid in 2004, were paid in accordance with the 2003 XM Radio Bonus Compensation Program and were based on attainment of operating targets in certain categories, including subscriber growth, revenues and control of expenses.

Stock Options. A third component of executive officers’ compensation consists of awards under the 1998 Shares Award Plan pursuant to which the Company grants executive officers and other key employees options to purchase shares of Class A common stock.

The Compensation Committee grants stock options to the Company’s executives in order to align their interests with the interests of the stockholders. Stock options are considered by the Compensation Committee to be an effective long-term incentive because the executives’ gains are linked to increases in the value of the Class A common stock, which in turn provides stockholder gains. The Compensation Committee generally grants options to new executive officers and other key employees upon their commencement of employment with the Company and periodically thereafter. The options generally are granted at an exercise price equal to the market price of the Class A common stock at the date of the grant. Options granted to executive officers typically vest over a three-year period following the date of grant. The maximum option term is ten years. The full benefit of the options is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value for the Company’s stockholders through appreciation of stock price. Management of the Company believes that stock options have been helpful in attracting and retaining skilled executive personnel.

Stock option grants made to executive officers in 2003 reflect significant individual contributions relating to the Company’s operations and implementation of the Company’s development and growth programs. Newly hired executive officers also receive stock option grants at the time of their employment with the Company. During 2003, the Company granted stock options to purchase an aggregate of 5,870,656 shares of Class A common stock to approximately 370 employees, including options to purchase an aggregate of 1,350,000 shares of Class A common stock to the Company’s five most highly compensated executive officers. The per share option exercise prices of such options ranged from $2.67 to $26.16.

Chief Executive Officer Compensation

The executive compensation policy described above is applied in setting Mr. Panero’s compensation. Mr. Panero generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation also consists of annual base salary, annual bonus, and long-term equity-linked compensation. The Compensation Committee’s general approach in establishing Mr. Panero’s compensation is to be competitive with peer companies, but to have a large percentage of his target compensation based upon the long-term performance of the Company, as reflected in part in the market price of the Class A common stock.

Mr. Panero’s employment agreement with the Company provides for an annual base salary subject to increase by the Board of Directors, and makes him eligible for a leadership bonus of 30% of his annual base salary and a discretionary annual bonus with a target guideline of 30-70% of his base salary. Mr. Panero’s compensation for the year ended December 31, 2003 included $412,000 in base salary and a $412,000 bonus. The increase in Mr. Panero’s salary from the previous year and his bonus payments for 2003 were based on, among other factors, the Company’s performance and the 2003 compensation of chief executive officers of comparable companies, although his compensation was not linked to any particular group of these companies.

Compensation Deductibility Policy

Under Section 162(m) of the Internal Revenue Code, and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to any of the Company’s five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to the Company’s executive officers.

Respectfully submitted,

Compensation Committee

Thomas J. Donohue

Pierce J. Roberts, Jr.

Jack Shaw

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Donohue, Roberts and Shaw.

There are no interlock relationships as defined in the applicable SEC rules. For a description of certain transactions between such individuals and our company, see “Certain Relationships and Related Transactions” in this proxy statement.

Stockholder Return Performance Graph

The following graph shows the cumulative total stockholder return on the Company’s Class A common stock compared to the Standard & Poor’s 500 Stock Index and the Nasdaq Telecommunications Index, composed of publicly traded companies which are principally in the telecommunications business, for the periods between October 5, 1999, the date the Class A common stock began trading on The Nasdaq National Market, and December 31, 2003. The graph assumes $100 was invested on October 5, 1999 in (1) the Company’s Class A common stock, (2) the Standard & Poor’s 500 Stock Index and (3) the Nasdaq Telecommunications Index. Total stockholder return is measured by dividing total dividends, assuming dividend reinvestment, plus share price change for a period by the share price at the beginning of the measurement period.

Stockholder Return Performance Table

	Nasdaq Telecom Index	S&P 500	XMSR Class A Common Stock
October 5, 1999	$100.00	$100.00	$100.00
December 31, 1999	146.67	114.88	317.71
December 31, 2000	62.52	104.42	133.86
December 31, 2001	41.84	93.56	153.00
December 31, 2002	19.28	71.68	22.42
December 31, 2003	32.02	92.24	219.08

Report of the Audit Committee of the

Board of Directors of XM Satellite Radio Holdings Inc.

This report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

The Audit Committee’s responsibilities are as described in a written charter adopted by the Board. The Audit Committee reviews the financial information that will be provided to shareholders and others, the system of internal controls that management and the Board have established and the audit process. In fulfilling its responsibilities, the Committee, among other things, oversees the independent auditors and confirms their independence, oversees internal accounting and financial staffing, reviews financial statements, earnings releases and accounting matters, and reviews related party transactions. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee members are currently Nathaniel A. Davis, James N. Perry, Jr. and Pierce J. Roberts, Jr. All members of the Audit Committee are independent directors within the meaning of Nasdaq’s rules and the requirements of the SEC. The Board of Directors determined that all members of the Audit Committee, each an independent director, is an audit committee financial expert under the SEC rules. The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent auditors, nor can the Committee certify that the independent auditors are “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Committee’s members in business, financial and accounting matters.

The Committee met seven times during 2003, and its meetings periodically include separate sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management. As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent auditors all annual financial statements and quarterly operating results prior to their issuance. During 2003, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Committee. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Independent Public Accountants

During the fiscal years ended December 31, 2003 and 2002, the Company’s independent public accountants, KPMG LLP, billed the Company the following fees:

	Fiscal Year ended December 31,
	2003	2002
Audit Fees	$400,000	$617,000
Audit-Related Fees (1)	440,000	299,000
Tax Fees (2)	2,000	1,000
All Other Fees	—	—

Total	$842,000	$917,000

(1)	Includes fees for securities offerings, SEC registration statements and various related matters.
(2)	Includes fees for compensation and benefits compliance.

All Audit-Related Fees and Tax Fees were approved by the Audit Committee. None of the hours expended on KPMG’s engagement to audit the Company’s financial statements for the fiscal year ended December 31, 2003 were attributed to work performed by persons other than KPMG’s full-time, permanent employees.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee’s pre-approval procedures or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent public accountants to provide any audit or permissible non-audit service to the Company. Pursuant to the procedures, which are annually reviewed and reassessed by the Audit Committee, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. The Audit Committee has approved the engagement of the Company’s public accountants from time to time to perform certain limited services in an amount not to exceed $50,000 per engagement, which services may include the issuance of consents relating to the public offering of securities, the review and attestation of management’s calculations pursuant to debt, warrant and contractual covenants and related matters, participation in discussions with management and its advisors in connection with various proposed transactions and reviewing management’s assessment of the appropriate accounting treatment of such transactions, and the review and comment on the Company’s accounting policies. In the event that the independent public accountant’s estimate of fees for any such pre-approved service exceeds $50,000 per engagement, then the specific approval of the Audit Committee is to be obtained.

Representatives of KPMG LLP are expected to be present at the 2004 annual meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Respectfully submitted,

Audit Committee

Nathaniel A. Davis

James N. Perry

Pierce J. Roberts, Jr.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Such reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely upon a review of Section 16(a) reports furnished to us for fiscal 2003 or written representations that no other reports were required, we believe that all filing requirements under Section 16 for fiscal 2003 were complied with on a timely basis except for the following: (a) each of Messrs. Parsons, Panero, Euteneuer, Cook, Steven Gavenas, Patsiokas and Titlebaum filed one late Form 4; and (b) each of Messrs. Davis, Donohue, Hicks, Mays, Perry and Roberts filed one late Form 4.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2005

Any proposal or proposals by a stockholder intended to be included in our proxy statement and form of proxy relating to the 2005 annual meeting of stockholders must be received by us no later than December 22, 2004, pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2005 annual meeting of stockholders any stockholder proposal which may be omitted from our proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead presented directly at the 2005 annual meeting of stockholders, notice of such proposal must be received in writing by our Secretary between 60 and 90 days prior to the annual meeting, except that if less than 70 days’ notice of the date of the annual meeting is given to stockholders or publicly disclosed, notice of such proposal must be received by the Secretary not later than the 10th day following the date that notice of the annual meeting is mailed or publicly disclosed. Failure to provide notice in this manner and within this time period means that such proposal will be considered untimely. Management will be entitled to vote proxies in its discretion with respect to any proposal that is presented at the 2005 annual meeting of stockholders but not included in the proxy statement.

OTHER MATTERS

The Board of Directors does not intend to present to the annual meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors

Gary M. Parsons

Chairman of the Board of Directors

Dated: April 20, 2004

PROXY

XM SATELLITE RADIO HOLDINGS INC.

1500 Eckington Place, N.E.

Washington, D.C. 20002

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Joseph Titlebaum and Hugh Panero, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of XM Satellite Radio Holdings Inc. held of record by the undersigned on April 9, 2004 at the Annual Meeting of Stockholders to be held on May 27, 2004 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example

1.	Election of Directors, Nominees:

(01) Gary M. Parsons, (02) Hugh Panero, (03) Nathaniel A. Davis, (04) Thomas J. Donohue, (05) Thomas G. Elliott, (06) George W. Haywood, (07) Chester A. Huber, Jr., (08) Jarl Mohn, (09) Pierce J. Roberts, Jr., (10) Jack Shaw.

FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐

☐

For all nominees except those nominees whose number is noted above

2.	In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:

Signature:	Date: